EXHIBIT 23.1

   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-42870) pertaining to the SureWest Communications 2000 Equity Incentive Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of SureWest Communications, SureWest Communications management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SureWest Communications included in SureWest Communications' Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP


Sacramento, California
March 11, 2005